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                                                                    EXHIBIT 11.0

                 SEARCH FINANCIAL SERVICES INC. AND SUBSIDIARIES
              Statement re: Computation of Per Share Earnings Loss

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
                                                           Nine Months Ended     Nine Months Ended
                                                           December 31, 1997    December 31, 1996
                                                           -----------------    -----------------
Weighted Average Shares:
     Common stock outstanding at end of period                        8,110                3,293

     Adjustment for weighting of shares                              (2,898)                 126

     Common stock equivalents assumed outstanding                        --                   --
                                                            ---------------      ---------------

Weighted average shares outstanding                         $         5,212      $         3,419
                                                            ===============      ===============

     Net Income (Loss)                                      $       (16,619)     $        (3,740)
                                                            ===============      ===============

Computation of net income (loss) per share:
     Net income (loss) divided by weighted
     average shares outstanding                             $         (3.19)     $         (1.09)
                                                            ===============      ===============
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